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                                                                   EXHIBIT 10.53

                                  July 2, 2001

Ms. Patricia Fili-Krushel

Dear Pat:

         This letter agreement confirms our mutual understanding with respect to your resignation from the employ of WebMD Corporation (the "Company") and its subsidiaries.

         1. Resignation. The effective date of your resignation from the employ of the Company, and from all directorships or other positions that you hold with the Company, will occur on July 13, 2001 (the "Resignation Date"), after which date you shall have no obligation to render services to Company (other than as set forth in Section 10). You will receive your current base salary through and including the Resignation Date and you will be paid for any accrued, but not taken, vacation days in accordance with the Company's prevailing practices. Information regarding your ability to continue your health insurance coverage under the Company's group health plan pursuant to the federal "COBRA" law will be sent to you separately by the applicable plan administrators. You shall also receive any and all vested benefits under the Company's 401(k) retirement plan and the Employee Stock Purchase Plan and reimbursement for business expenses incurred prior to the Resignation Date in accordance with the Company's policy.

         2.       Severance Benefits

         (a) In full satisfaction of any and all obligations which you might otherwise be entitled under any Company policy, plan or procedure or pursuant to any prior agreement or contract with the Company and in return for your execution and delivery of this Agreement, and effective upon expiration of the Revocation Period (as defined in Section 11), and subject to Section 2(b), the Company will provide the following benefits:

                  (i) The Company will pay to you an amount equal to (A) 50% of your current base salary as if you remained in the employ of the Company through May 13, 2004 and (B) $750,000 (representing 50% of your minimum bonus as if you remained in the employ of the Company through May 13, 2004). Such payment will be made in equal installments from the Resignation Date through the third anniversary thereof in accordance with the Company's prevailing payroll; and

                  (ii) The option (the "Option") to purchase 550,000 shares of common stock of the Company granted to you in connection with your acceptance of employment with the Company shall be immediately vested on the Resignation Date, but shall become exercisable in accordance with its original terms (e.g., as of the Resignation Date, 160,416 shares are exercisable and the remaining will continue to become exercisable on a monthly basis) and remain exercisable through the June 15, 2004.

         (b) Any obligations or commitments of the Company pursuant to this Agreement (including, without limitation, the continued exercisability of the Option) shall immediately cease in



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the event that you breach this Agreement, which breach remains uncured (if susceptible to cure) after ten (10) business days following written notice from the Company. In the event of such a breach following payment of its obligations hereunder, the Company may (in addition to any remedy otherwise available to it) seek to recover the amounts paid under this Agreement, and any attorneys' fees and costs incurred in such action, to the extent permitted by law.

         3. Release. (a) You, for yourself, your successors, assigns, attorneys, and all those entitled to assert your rights, now and forever hereby release and discharge the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the "Released Parties"), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity, which you ever had or now have against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and you. It is understood and agreed that this Agreement is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that you have, had or purport to have, from the beginning of time to the date of this Agreement, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Section 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. ss. 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. ss. 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. ss. 201 et seq.; claims for attorney's fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. ss. 1001, et seq. (except for vested ERISA benefits which are not affected by this Agreement); and provided, however, that nothing herein shall release the Company of its obligations to you under this Agreement (including the option agreement and plan relating to the Option) or any indemnification obligations to you under the Company's bylaws, certificate of incorporation, Delaware law or otherwise.

         (b) Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, you agree that by executing this Agreement, you have released and waived any and all claims you have or may have as of the date of this Agreement for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq. It is understood that you were advised to consult with an attorney prior to executing this Agreement; that you in fact have consulted a knowledgeable, competent attorney regarding this Agreement; that you may, before executing this Agreement, consider this Agreement for a period of up to twenty-one (21) calendar days; and that the consideration you receive for this Agreement is in addition to amounts to which you were already entitled. It is further understood that this Agreement is not effective until seven (7) calendar days after the execution of this Agreement and that you may revoke this Agreement within seven (7) calendar days from the date of execution hereof.


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         4.       Return of Company Property. You agree to return all Company property and equipment in your possession or control, including, but not limited to, the Company's computer, files and documents. You also agree to leave intact all electronic Company documents existing as of the Resignation Date, including those that you developed or helped develop.

         5. Waiver of Rights. No delay or omission by either of the parties in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either of the parties to this Agreement on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         6. Proprietary Information Obligations. You acknowledge and agree that you are obligated to keep in the strictest of confidence, and not to use or to disclose to any person, firm or corporation any trade secrets, confidential knowledge, data or other proprietary information of the Company. By way of illustration only, this shall include confidential information which has not been made public by means other than your breach of this Agreement relating to products, processes, know-how, designs, formulas, source or object codes, patents, algorithms, methods, samples, developmental or experimental work, improvements, discoveries, plans for research and new products, plans for marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills, knowledge, background, performance, salary, compensation or benefits of any Company employee, customer, client or vendor. You further acknowledge that the Company received confidential or proprietary information from third parties subject to a duty on the Company to maintain the confidentiality of such information and/or to use the information only for certain limited purposes. You agree to keep in the strictest of confidence, and not to use or to disclose to any person, firm or corporation any trade secrets, confidential knowledge, data or other proprietary information of such third parties, which has not been made public by means other than your breach of this Agreement. Nothing in this Section does, is intended to nor should be construed to narrow any obligations imposed on you by any other provision herein any law, statute or regulation.

         7. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) may disclose this Agreement in confidence to your respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) you may disclose Sections 1, 6, 7, 8 and 10 to a prospective employer; and (d) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

         8.       Additional Covenants.

         (a) As a reasonable measure to protect the Company from the harm of such disclosure and use of its confidential information and trade secrets against it, you acknowledge that information which has not been made public by means other than your breach of this Agreement regarding employees of the Company is confidential information, including without limitation, the names of the Company employees; information regarding the skills and knowledge of employees of the Company; information regarding any past, present, or intended compensation, benefits, policies and incentives for employees of the Company; and information regarding the management and reporting structure of the Company. You acknowledge your obligation not to, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation, through any agents, contractors, recruiters, by


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their successors, by their employees, or by their assigns) hire, solicit or induce any employee of the Company to leave the Company during the two year period following the Resignation Date. You further acknowledge and agree that during the one year period following the Resignation Date you will not, either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company. During such one year period following the Resignation Date, you acknowledge that you will not (as principal, agent, employee, consultant or otherwise), anywhere in the United States, provide any services which pertain to the delivery of information and communication related products or services relating to the healthcare industry which products or services are competitive with the products and services provided by the Company or its subsidiaries ("Competitive Services"). The Company acknowledges and agrees to your employment with AOL Time Warner, Inc. ("AOL"); provided, however, that you do not perform Competitive Services for AOL, including, without limitation, AOL's healthcare portal, and you are otherwise in compliance with this Agreement. You further acknowledge that any hiring by AOL during the two year period following the Resignation Date of any officer of the Company, or any other person (other than secretarial personnel) who, directly or indirectly, reported to you while you were employed by the Company or who had significant responsibility for the operations of the Company's consumer business, will be deemed to violate the provisions of this Agreement. Nothing in this Section should be construed to narrow your obligations imposed by any other provision herein or any law, statute or regulation.

         (b)      Enforcement of Restrictive Covenants.

                  (i) Rights and Remedies Upon Breach. In the event you materially breach any of the provisions of Sections 6, 7, 8 or 9 of this Agreement, the Company shall have the right and remedy to seek to enjoin, preliminarily and permanently, you from violating such provisions and to have those agreements specifically enforced by any court of competent jurisdiction, it being agreed that any breach of those provisions could cause irreparable injury to the Company and that money damages might not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                  (c) Severability of Covenants. You acknowledge and agree that the provisions of Sections 6, 7, 8 or 9 of this Agreement are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement unless it shall result in a failure of consideration for the promise sought to be enforced. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and you in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

         9. Non-Disparagement. You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements in public or private regarding the Company or any of its directors, officers, employees,


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agents or representatives or the Company's business affairs and financial condition unless compelled to do so by lawful process, but you shall provide the Company with prompt notice so that it may take such action as it deems necessary to avoid such statement.

         10. Cooperation. You will (i) cooperate in all reasonable respects (after taking into account any employment obligations you may have) with the Company and its affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company or any of its affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its affiliates relating to information concerning the Company which may be in your possession. The Company will, as a condition to your obligations under this Section 10, reimburse you for any reasonable out of pocket expenses incurred as a result of such cooperation, provided that such expenses have been approved in writing in advance by an executive officer of the Company.

         11. Applicable Law. This Agreement shall be interpreted and construed by the laws of the State of Delaware, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of Delaware, or, if appropriate, a federal court within Delaware (which courts, together with all applicable appellate courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

         12. Entire Agreement/Severability. You understand and agree that this Agreement and the plan and stock option agreement pursuant to which the Option was issued contain and constitute all understandings and agreements between the parties hereto and cancel any and all other oral and written negotiations, agreements, commitments, and writings between the parties. The parties agree that the Agreement may not be modified, altered or changed except by a written agreement signed by the parties, hereto. If any provision of the Agreement is held by a Court to be invalid, the remaining provisions will remain in full force and effect, unless the finding of invalidity results in a failure of consideration for the promise sought to be enforced.

         13. Acceptance. You shall have twenty-one (21) days from the date set forth above to consider the terms of this Agreement. In order to receive the benefits and payments provided for by Section 2 of this Agreement, you must execute this Agreement and return it to the Company addressed to Bonnie Klugman, Esq., at 669 River Drive, Elmwood Park, New Jersey 07407 so that it is received any time on or before the expiration of the 21-day period. After executing the Agreement, you shall have seven (7) days (the "Revocation Period") to revoke it by indicating your desire to do so in writing addressed to and received by Bonnie Klugman, Esq., at 669 River Drive, Elmwood Park, New Jersey 07407 no later than the seventh (7th) day following the date you executed the Agreement. In the event you do not accept this Agreement, or in the event you revoke this Agreement during the Revocation Period, the obligations of the Company to make the payments and provide the benefits set forth in Section 2 shall automatically be deemed null and void. No payments or benefits will be paid or provided under
Section 2 of this Agreement until expiration of the Revocation Period.

         14. Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 3. You further acknowledge that you have knowingly and voluntarily entered into this Agreement; that you have


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not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.

         15. Counterparts. The Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

         16. Taxes. All payments hereunder shall be subject to all applicable federal, state and local tax withholding obligations.

         17. This Agreement shall be binding upon, and shall inure to the benefit of, any successor to the Company.

                                             WebMD Corporation


                                                /s/ Bonne R. Klugman
                                             -------------------------
                                             Name: Bonnie R. Klugman

AGREED TO:

Dated:  September 21, 2001                   /s/ Patricia Fili-Krushel
                                             -------------------------
                                             Patricia Fili-Krushel


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